Filed pursuant to Rule 424(b)(5)
File No. 333-278861

Supplement No. 8 dated September 24, 2026

To Prospectus Supplement dated May 23, 2024

(To Prospectus Dated May 1, 2024)

JAGUAR HEALTH, INC.

Up to $9,824,188

Shares of Common Stock

This supplement No. 8 (this “Supplement) amends and supplements certain information contained in the prospectus supplement, dated May 23, 2024, as amended by supplement No. 1, dated July 17, 2024, supplement No. 2, dated November 13, 2024, supplement No. 3, dated May 5, 2025, supplement No. 4, dated May 21, 2025, supplement No. 5, dated June 27, 2025, supplement No. 6, dated August 14, 2025, and supplement No. 7, dated September 3, 2026 (the “ATM Prospectus Supplement”), and the accompanying prospectus, dated May 1, 2024 (the “Base Prospectus,” and together with the ATM Prospectus Supplement, any supplement thereto, and the documents deemed incorporated by reference in each, the “Prospectus”), filed as part of our registration statement on Form S-3 (File No. 333-278861) (the “Registration Statement”), which relate to the offer and sale of shares of voting common stock of Jaguar Health, Inc. (“we”, “us” or the “Company”), par value $0.0001 per share (the “Common Stock”), in an “at-the-market” offering (the “ATM Program”) pursuant to the ATM Agreement (as defined below). The terms “Company,” “we,” “us,” and “our” refer to Jaguar Health, Inc. and its subsidiaries, unless indicated otherwise.

You should carefully read the entire Prospectus and this supplement before investing in our Common Stock. This supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This supplement is not complete without, and may only be delivered or utilized in connection with the Prospectus and any future amendments or supplements thereto.

On December 10, 2021, we established the ATM Program to which the Prospectus relates, and through which we may offer and sell, from time to time through Ladenburg Thalmann & Co. Inc. (“Ladenburg” or “Manager”), acting as the Company’s sales agent, shares of our Common Stock. In connection therewith, we entered into that certain At The Market Offering Agreement (as amended and may be further amended from time to time, the “ATM Agreement”), dated December 10, 2021, as amended on each of February 2, 2022 and May 23, 2024 by and between the Company and Ladenburg, and on July 17, 2024, November 13, 2024, February 4, 2025 and August 14, 2025 by and among the Company, Ladenburg and Lucid Capital Markets, LLC (“Lucid”). Lucid’s term as sales agent under the ATM Agreement expired on December 31, 2025, and Ladenburg became the sole sales agent under the ATM Agreement as of January 1, 2026.

As previously reported, on March 31, 2025, we became subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the Registration Statement of which this Supplement and the Prospectus are a part. The aggregate market value of our Common Stock held by non-affiliates as of September 23, 2026 pursuant to General Instruction I.B.6 of Form S-3 is approximately $44,172,183, which was calculated based on 1,281,839 outstanding shares of our Common Stock held by non-affiliates at a price of $34.46 per share, which was the closing price of our Common Stock on September 22, 2026. As of the date hereof, we have sold an aggregate of approximately $4,899,873 worth of shares of our Common Stock pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-month calendar period that ends on and includes the date hereof. As a result of the limitations of General Instruction I.B.6 of Form S-3 and the sales to date under the Prospectus, and in accordance with the terms of the ATM Agreement, the aggregate offering price of the shares of Common Stock that we may sell from time to time through the Manager pursuant to the Prospectus is approximately $9,824,188.

Except as modified by this Supplement, the terms of the ATM Program remain unchanged, and the ATM Agreement remains in full force and effect. Our Common Stock trades on the Nasdaq under the symbol “JAGX.” On September 23, 2026, the last reported sale price of our Common Stock on the Nasdaq was $8.91 per share.

Investing in our Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described under the caption “Risk Factors” beginning on page S-8 of the ATM Prospectus Supplement, in our most recent Annual Report on Form 10-K, and our most recent Quarterly Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into the Prospectus, and in the other documents that are filed after the date hereof and incorporated by reference into this supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement and the Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

LADENBURG THALMANN

The date of this supplement is September 24, 2026